Exhibit 99.11

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree that (1) only one statement containing the information required by Schedule 13D and any further amendments thereto need to be filed with respect to the beneficial ownership by each of the undersigned of shares of common stock of Alpine Income Property Trust, Inc., a Maryland corporation and (2) this Joint Filing Agreement may be included as an exhibit to the Schedule 13D/A, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person will be responsible for the completeness or accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together will constitute one and the same instrument.

Dated: May 1, 2020

CONSOLIDATED-TOMOKA LAND CO.		JOHN P. ALBRIGHT

By:	/s/ Mark E. Patten	By:	/s/ John P. Albright
Mark E. Patten,
Senior Vice President and Chief Financial Officer

DANIEL E. SMITH		STEVEN R. GREATHOUSE

By:	/s/ Daniel E. Smith	By:	/s/ Steven R. Greathouse

MARK E. PATTEN		GEORGE R. BROKAW

By:	/s/ Mark E. Patten	By:	/s/ George R. Brokaw